Exhibit 99.2
CONSENT OF PERSON TO BE NAMED DIRECTOR
     As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) of Legacy Healthcare Properties Trust Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his biographical information in the Registration Statement.

/s/ Joseph E. Gibbs

Signature

Joseph E. Gibbs

Printed name

June 10, 2010

Date